Exhibit 99.1

Westlake Chemical Appoints Johnathan Zoeller Chief Accounting Officer

HOUSTON, February 18, 2020 – Westlake Chemical Corporation (NYSE: WLK) today announced that its board of directors has appointed Johnathan Zoeller, 44, to serve as the company’s vice president and chief accounting officer. His appointment will become effective upon the retirement of his predecessor, George Mangieri, who, as previously disclosed, plans to retire from the company about March 31, 2020.

Mr. Zoeller joined Westlake in August 2018, as vice president and corporate controller. With over 19 years of public accounting experience, Mr. Zoeller previously was an audit partner with KPMG in its Houston office, where he was responsible for clients in the chemicals, oilfield services and oil/gas exploration and production industries. Mr. Zoeller, a Certified Public Accountant, began his career with Arthur Andersen LLP in 1998. He holds bachelor’s and master’s degrees in accounting from the University of Mississippi.

“We are extremely grateful to George for his nearly 20 years of service to Westlake and wish him the very best in his retirement. He joined the company while we were private and helped take the company public in 2004,” said Albert Chao, president and chief executive officer. “We are also very pleased to appoint John as George’s successor as principal accounting officer, particularly with his deep knowledge of public company accounting and the petrochemicals industry. Over the last two years, George and John have worked closely to ensure a smooth functional transition upon George’s retirement.”

About Westlake

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with its headquarters in Houston. Highly integrated along our olefins and vinyls product chains, the company produces: ethylene; polyethylene; propylene; styrene; chlor-alkali and derivative products; PVC suspension and specialty resins; PVC compounds; building products including pipe, fittings and specialty components, decking, roofing, siding, trim and molding, and window lineals; and PVC film. For more information, visit the company’s web site at www.westlake.com.

Contacts:

Media Relations, Ben Ederington, 713-585-2900

or

Investor Relations, Steve Bender, 713-585-2900